Exhibit 3
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to the Common Stock, par value $0.01 per share, of Virgin Media, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.
Dated: August 6, 2007

SRM GLOBAL MASTER FUND LIMITED PARTNERSHIP

By:	SRM Global Fund General Partner Limited, its General Partner

By:	/s/ Philip Price

Name: Philip Price Title: Authorized Signatory

SRM GLOBAL FUND GENERAL PARTNER LIMITED

By:	/s/ Philip Price

Name: Philip Price Title: Authorized Signatory

SRM FUND MANAGEMENT (CAYMAN) LIMITED

By:	/s/ Philip Price

Name: Philip Price Title: Director

JONATHAN WOOD

By:	/s/ Jonathan Wood

Name: Jonathan Wood